                                  EXHIBIT 2.1


                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 10, 1999, between Global Sports, Inc., a Delaware corporation (the "Company"), and SOFTBANK America Inc., a Delaware corporation (the "Purchaser").

                                   ARTICLE I
                        AUTHORIZATION AND SALE OF STOCK

     Section 1.1    SALE OF THE SHARES.  Subject to the terms and conditions
                    ------------------
hereof, at the Closings (as defined in Section 2.1 hereof), the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the total number of shares (collectively, the "Shares") of common stock, par value $0.01 per share ("Common Stock"), of the Company specified on the Schedule of Purchases attached hereto as Exhibit A, at a purchase price per Share equal to $13.00, for an aggregate purchase price of $80,000,050 in cash in immediately available funds.


                                  ARTICLE II
                            CLOSING DATE; DELIVERY

     Section 2.1    CLOSINGS AND LOCATION.  The purchase and sale of the Shares
                    ---------------------
hereunder shall take place at two closings (individually, a "Closing" and, collectively, the "Closings") at the offices of Sullivan & Cromwell, 1888 Century Park East, Los Angeles, California 90067, at 10:00 a.m., California time, on the dates hereinafter specified.

     Section 2.2    FIRST CLOSING.  The Closing of the purchase and sale of the
                    -------------
Shares designated for issuance at the first Closing (the "First Purchase") as set forth on the Schedule of Purchases (the "First Closing") shall be held on the later to occur of (i) July 15, 1999 or, if earlier, such date as SOFTBANK Capital Partners, L.P. ("SOFTBANK Capital Partners") is formed as a Delaware limited partnership and has consummated the first closing with investors therein, (ii) the first business day following the date on which the last to be fulfilled or waived of the conditions to the First Closing set forth in Sections
6.1 and 6.2 hereof have been fulfilled or waived in accordance with this Agreement or (iii) such other date as is mutually agreed to by the Company and the Purchaser. The date of the First Closing is hereinafter referred to as the "First Closing Date."

     Section 2.3    SECOND CLOSING.  The Closing of the purchase and sale of the
                    --------------
Shares designated for issuance at the second Closing (the "Second Purchase") as set forth on the Schedule of Purchases (the "Second Closing") shall be held on the latest to occur of (i) the first business day following the date on which the last to be fulfilled or waived of the conditions to the Second Closing set forth in Sections 6.1 and 6.2 hereof have been fulfilled or waived in accordance with this Agreement, (ii) such other date as is mutually agreed to by the Company and the Purchaser or (iii) the First Closing Date. The date of the Second Closing is hereinafter referred to as the "Second Closing Date," and the First Closing Date and the Second Closing Date are hereinafter collectively referred to as the "Closing Dates."

     Section 2.4    DELIVERY.  Subject to the terms and conditions of this
                    --------
Agreement, at each Closing, the Company shall deliver to the Purchaser a stock certificate or certificates representing the Shares to be purchased by the Purchaser at such Closing, registered in the name of the Purchaser or its assigns, against payment of the purchase price therefor. The purchase price of the Shares to be purchased at the First Closing shall be paid by automatic conversion of the Convertible Subordinated Note (as defined in the Subordinated Loan Agreement between the Company and the Purchaser dated as of the date hereof) in the principal amount of $15.0 million, dated the date hereof, issued by the Company in favor of the Purchaser in accordance with its terms in exchange for the number of shares issuable upon such conversion as provided therein (the "Conversion Number") and by wire transfer in immediately available funds to an account designated in writing by the Company of an amount equal to the product (i) the difference equal to (A) the number of Shares to be purchased by the Purchaser at such Closing minus (B) the Conversion Number times (ii)
                                 -----                           -----
$13.00. The purchase price of the Shares to be purchased at the Second Closing shall be paid by wire transfer of $48,375,054 in immediately available funds to an account designated in writing by the Company for such purpose.

     Section 2.5    CONSUMMATION OF CLOSING.  All acts, deliveries and
                    -----------------------
confirmations comprising each Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of such Closing and none of such acts, deliveries or confirmations shall be effective unless and until the last of same shall have occurred.


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Purchaser as follows:

     Section 3.1    ORGANIZATION.  The Company is a corporation duly organized,
                    ------------
validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified and in good standing, except for any such jurisdiction in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of the Company (a "Material Adverse Effect").

     Section 3.2    SUBSIDIARIES. Each of the Company's subsidiaries is a
                    ------------
corporation duly organized, validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where it is required to be so qualified and is in good standing, except for any such jurisdiction in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.3    VALID ISSUANCE OF COMMON STOCK. The Shares, when issued and
                    ------------------------------
paid for in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

     Section 3.4    AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.
                    -----------------------------------------------------

          (a) The Company has all requisite corporate power and authority to enter into this Agreement, the Registration Rights Agreement in the form attached hereto as Exhibit B (the "Registration Rights Agreement"), the Subordinated Loan Agreement between the Company and the Purchaser dated as of the date hereof (the "Loan Agreement") and the Convertible Subordinated Note and to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement, the Loan Agreement and the Convertible Subordinated Note. This Agreement, the Loan Agreement, the Convertible Subordinated Note and the Registration Rights Agreement have been duly authorized, executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; provided, however, that it is understood that pursuant to the regulations of the
--------  -------
National Association of Securities Dealers, Inc. (the "NASD Rules"), stockholder approval of the consummation of the Second Purchase is required prior to such consummation.

          (b) The execution and delivery by the Company of this Agreement, the Registration Rights Agreement, the Loan Agreement and the Convertible Subordinated Note does not, and consummation of the transactions contemplated by this Agreement, the

Registration Rights Agreement, the Loan Agreement and the Convertible Subordinated Note will not, (i) conflict with, or result in any violation or breach of any provision of, the Certificate of Incorporation or Bylaws of the Company, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries, properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries, properties or assets (provided, with respect to clauses (ii) and (iii), with respect to the Shares to be purchased at the Second Closing, that stockholder approval of such purchase is obtained in conformity with the NASD Rules prior to the Second Closing), except in the case of (ii) and (iii) for any such violations, defaults, breaches, terminations, cancellations, accelerations, losses or conflicts which would not, individually or in the aggregate, have a Material Adverse Effect, and would not materially burden or delay the consummation of the transactions contemplated hereby.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement, the Registration Rights Agreement, the Loan Agreement and the Convertible Subordinated Note or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Form D under the Securities Act of 1933, as amended (the "Securities Act"), (ii) such filings as may be required under applicable state securities laws or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and
(iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on the Company and would not materially burden or delay the consummation of the transactions contemplated hereby.

     Section 3.5    CAPITALIZATION.
                    --------------

          (a) The authorized capital stock of the Company as of the date hereof consists of (i) 20,000,000 shares of Common Stock, of which 12,163,619 shares are issued and outstanding, and (ii) 1,000,000 shares of Preferred Stock, $0.01 par value per share, of which 10,000 shares are issued or outstanding.

          (b) The authorized capital stock of the Company as of the Second Closing Date and immediately prior to the Second Closing shall be as set forth in Section 3.5(a) hereof, subject, however, to (i) an increase in the authorized number of shares of Common Stock to 30,000,000, which is contemplated to occur following the Annual Meeting (as defined in Section 5.6 hereof), (ii) the prior sale and issuance of the Shares to be issued and sold at the First Closing, (ii) the grant of options to purchase shares of Common Stock under the Company's employee stock option plans and the exercise of options outstanding as of the date hereof and (iii) any other issuance of the Company's capital stock, or securities convertible into such capital stock, as may be approved by the Purchaser.

          (c) Other than (i) as disclosed in the Company Commission Reports (as defined below) or in documents incorporated by reference therein, (ii) stock options and employee stock purchases following the date of the most recent Company Commission Report under the Company's stock option, stock incentive and stock purchase plans described in the Company Commission Reports and (iii) as disclosed on Schedule 3.5(c) hereto, there are no outstanding options, warrants or commitments of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell any shares of capital stock of the Company.

     Section 3.6    COMMISSION FILINGS; FINANCIAL STATEMENTS.
                    ----------------------------------------

          (a) The Company has filed with the Securities and Exchange Commission (the "Commission") and made available to the Purchaser and its representatives all forms, reports and documents filed by the Company with the Commission since December 31, 1998 (collectively, the "Company Commission Reports"). The Company Commission Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the financial statements (including, in each case, any related notes) contained in the Company Commission Reports complied as to form in all material respects with the applicable published rules and regulations of the Commission with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and include all adjustments, consisting only of normal accounting adjustments, that the Company reasonably considers necessary for a fair presentation of its financial position at the respective dates and the results of its operations and cash flows for the periods indicated. Except as disclosed in the Company Commission Reports filed with the Commission prior to the date hereof, since December 31, 1998, taking into account the cumulative effect of all developments and events since such date, there has not been any development or event, or series of developments or events, that would reasonably be expected to have a Material Adverse Effect.

     Section 3.7    COMPLIANCE WITH LAWS.  Each of the Company and its
                    --------------------
subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, including but not limited to statutes, laws or regulations relating to the protection of the environment or concerning the handling, storage, disposal or discharge of toxic materials, except for failures to comply or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 3.8    STOCKHOLDERS' CONSENT.  No consent or approval of the
                    ---------------------
stockholders of the Company is required or necessary for the Company to enter into this Agreement, the Registration Rights Agreement, the Loan Agreement and the Convertible Subordinated Note or to consummate the First Purchase. Except for the requirement pursuant to the NASD Rules that the Second Purchase be approved by the stockholders of the Company prior to the consummation thereof, and approval of the Charter Amendment (as defined in Section 5.6 hereof), no approval of the stockholders of the Company is required for the Company to consummate the Second Purchase.

     Section 3.9    LITIGATION.  Except as otherwise disclosed as of the date of
                    ----------
this Agreement in the Company Commission Reports, (i) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or properties or any of its officers or directors (in their capacities as such), which, if determined adversely to the Company, would, individually or in the aggregate, have a Material Adverse Effect, and (ii) there is no judgment, decree or order against the Company or any of its subsidiaries, or, to the knowledge of the Company, against any of its respective directors or officers (in their capacities as such) relating to the business of the Company or any of its subsidiaries, the existence of which would have a Material Adverse Effect.

     Section 3.10   INTELLECTUAL PROPERTY.  Except as disclosed in the Company
                    ---------------------
Commission Reports, each of the Company and its subsidiaries (i) owns or possesses adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, technology, software, know-how and trade secrets (collectively, "Intellectual Property") necessary to conduct the business now conducted by the Company and its subsidiaries and (ii) either owns or possesses, or can acquire on commercially reasonable terms, adequate licenses or other rights to use all Intellectual Property necessary to conduct the business proposed to be conducted by the Company and its subsidiaries. Except as disclosed in the Company Commission Reports, neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with (and knows of no such infringement of or conflict with) asserted rights of others with respect to any Intellectual Property; and, to the Company's knowledge, the discoveries, inventions, products, services or processes used in the business of the Company and its subsidiaries do not infringe or conflict with any right or patent of any third party, or any discovery, invention, product or process which is the subject of a patent application filed by any third party.

     Section 3.11  CHANGE OF CONTROL BENEFITS.  Except as set forth on Schedule
                   --------------------------
3.11, there exist no provisions contained in any employment or severance agreement or benefit plan of the Company which provide for the payment, accrual or acceleration of any benefit to any person as a result of the consummation of the transactions contemplated hereby.

     Section 3.12  FINDER'S FEES.  The Company has retained no finder or broker
                   -------------
in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold the Purchaser harmless from any liability for commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company, or any of its employees or representatives acting on behalf of the Company, is or may be responsible as a result of the transactions contemplated hereby.


                                  ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Company as follows:

     Section 4.1   ORGANIZATION.  The Purchaser is a corporation duly
                   ------------
organized, validly existing and in good standing under the laws of the State of Delaware.

     Section 4.2   AUTHORITY.
                   ---------

          (a) The Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a notification and report form under the HSR Act, compliance with the rules and regulations thereunder and satisfaction of the applicable waiting period thereunder, (ii) the filing of a Form D under the Securities Act, (iii) such filings as may be required under applicable state securities laws and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not materially burden or delay the consummation of the transactions contemplated hereby.

     Section 4.3   PURCHASE ENTIRELY FOR OWN ACCOUNT.  The Shares will be
                   ---------------------------------
acquired solely for investment purposes, for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; provided, however, that, notwithstanding the foregoing, it is
              --------  -------
understood and acknowledged that prior to, on or following the First Closing Date, (i) the Purchaser may transfer all or a portion of the Shares purchased by it hereunder to SOFTBANK Capital Partners or (ii) the Purchaser may assign its rights to purchase any or all of the Shares to be purchased by it hereunder to SOFTBANK Capital Partners, in which event such Shares will be purchased by SOFTBANK Capital Partners. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

     Section 4.4   INVESTMENT EXPERIENCE. Purchaser is an "accredited investor"
                   ---------------------
as defined in Rule 501(a) under the Securities Act. Purchaser has had an opportunity to ask questions and receive answers regarding the Company's business affairs and financial condition and believes it has acquired sufficient information about the Company to reach an informed decision to purchase the Shares. Purchaser has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Shares.

     Section 4.5   RESTRICTED SECURITIES. The Purchaser understands that the
                   ---------------------
Shares are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that Purchaser must hold the Shares indefinitely unless the sale thereof is registered under the Securities Act and qualified under state securities laws, or an exemption from such registration and qualification requirements is available. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser's control.

     Section 4.6   LEGENDS.  The Purchaser understands that the Shares, and any
                   -------
securities issued in respect thereof or exchange therefor, may bear one or all of the following legends until such time, if any, as the Shares or such securities (i) are sold in compliance with Rule 144 under the Securities Act (or a comparable successor provision) or in a transaction registered under the Securities Act or (ii) may be resold pursuant to Rule 144(k) under the Securities Act (or a comparable successor provision):

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM AND IN COMPLIANCE WITH THE TERMS OF THE STOCK PURCHASE AGREEMENT, DATED AS OF JUNE 10, 1999, WITH THE COMPANY, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY ON REQUEST."

     Section 4.7   FINDER'S FEES.  The Purchaser has not retained any finder or
                   -------------
broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold the Company harmless from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser, or any of its employees or representatives acting on behalf of the Purchaser, is or may be responsible as a result of the transactions contemplated hereby.


                                   ARTICLE V
                                   COVENANTS

     Section 5.1  HSR ACT FILINGS.
                  ---------------

          (a) The Purchaser shall make all filings required under the HSR Act relating to the transactions contemplated by this Agreement and shall use commercially reasonably efforts to cause any such required filings to be made promptly after the date hereof.

          (b) The Company shall make all filings required under the HSR Act relating to the transactions contemplated by this Agreement and shall use commercially reasonable efforts to cause any such required filings to be made promptly after the date hereof.

          (c) The parties will each use commercially reasonable efforts to promptly furnish, or, cause to be furnished, any information that may be required by the Federal Trade Commission (the "FTC") or the Department of Justice (the "DOJ") under the HSR Act in order for the requisite approvals for the purchase and sale of the Shares and the consummation of the related transactions contemplated by this Agreement to be obtained or any applicable waiting periods to be terminated or expire; provided, however, that in the event the FTC or the DOJ issues a
           --------  -------
"second request" in connection with any such filing, the parties hereto will consult with each other in good faith regarding appropriate further action, which shall be taken only to the extent agreed upon by all of the parties.

     Section 5.2   TRANSFER RESTRICTIONS.
                   ---------------------

          (a) The Purchaser shall not, directly or indirectly, sell, transfer, assign, pledge or otherwise dispose of any interest in any of the Shares acquired hereunder for a period of one (1) year following the First Closing Date (the "Holding Period"); provided, however, that such agreement shall not be
                        --------  -------
deemed to limit the Purchaser's right to consummate a merger or other corporate transaction involving a change of control of the Purchaser as a result of which Shares may be deemed to be transferred by operation of law to a successor in interest of the Purchaser; provided, further, that, notwithstanding anything in
                           --------  -------
this Section 5.2(a) to the contrary, but subject to Section 5.2(b), the Purchaser shall be permitted to sell, transfer, assign or pledge all or any part of the Shares to any affiliates of Purchaser or SOFTBANK Corp., a Japanese corporation, including, without limitation, SOFTBANK Capital Partners and any other partnership or other entity of which any direct or indirect subsidiary of SOFTBANK Corp. is a general partner or has investment discretion, or any employees of any of the foregoing (any such person or entity being herein referred to as a "SOFTBANK Entity"). The Purchaser shall not sell or transfer the Shares or any interest therein except in compliance with the Securities Act, applicable state securities laws and this Agreement.

          (b) Prior to, and as a condition to, any transfer referred to in the second proviso to the first sentence of Section 5.2(a), the transferee shall agree in writing, for the benefit of the Company, to be bound by the transfer restrictions set forth in this Section 5.2.

     Section 5.3   BOARD OF DIRECTORS.  On and after the First Closing Date, the
                   ------------------
Purchaser shall have the right to designate (i) a number of members of the Company's Board of Directors equal to the product of (A) the total number of authorized directors and (B) the aggregate Proportionate Share (as defined below) of the Purchaser and the SOFTBANK Entities on the Company's Board of Directors, rounded up to the nearest whole number, but not to exceed two directors (the "Board Composition Requirement"), and (ii) so long as the Purchaser and the SOFTBANK Entities collectively own 50% or more of the Shares theretofore purchased hereunder, the Purchaser shall have the right to designate one director to be a member of each committee of the Company's Board of Directors.

     Section 5.4   PREEMPTIVE RIGHTS.
                   -----------------

          (a) If the Company proposes to issue, grant or sell Common Stock or Rights, the Company shall first give to the Purchaser (so long as the Purchaser owns at least 500,000 Shares) and any transferee of Shares from the Purchaser then owning at least 500,000 Shares (appropriately adjusted for any stock split, reverse stock split or stock dividend), except for any transferee that acquires such Shares in a public offering registered under the Securities Act or in a transaction on the open market effected pursuant to Rule 144 under the Securities Act, (each a "Securityholder") written notice setting forth in reasonable detail the price and other terms on which such shares of Common Stock or Rights are proposed to be issued or sold, the terms of any such Rights and the amount thereof proposed to be issued, granted or sold. Each Securityholder shall thereafter have the preemptive right, exercisable by written notice to the Company no later than twenty (20) days after the Company's notice is given, to purchase the number of such shares of Common Stock or Rights set forth in the Securityholder's notice (but in no event more than the Securityholder's Proportionate Share (as defined below) thereof, as of the date of the Company's notice), at the price and on the other terms set forth in the Company's notice. Any notice by a Securityholder exercising the right to purchase shares of Common Stock or Rights pursuant to this Section 5.4 shall constitute an irrevocable commitment to purchase from the Company the shares of Common Stock or Rights specified in such notice, subject to the maximum set forth in the preceding sentence. If all the Securityholders exercise their preemptive rights set forth in this Section 5.4(a) to the full extent of their Proportionate Share or if for any other reason the Company shall not issue, grant or sell shares of Common Stock or Rights to persons other than Securityholders, then the closing of the purchase of shares of Common Stock or Rights by Securityholders shall take place on such date, no less than ten (10) and no more than thirty (30) days after the expiration of the 20-day period referred to above, as the Company may select, and the Company shall notify the Securityholders of such closing at least seven
(7) days prior thereto. If all persons entitled thereto do not exercise their preemptive rights to the full extent of their Proportionate Share and, as contemplated by Section 5.4(b), the Company shall issue, grant or sell shares of Common Stock or Rights to persons other than Securityholders, then the closing of the purchase of shares of Common Stock or Rights shall take place at the same time as the closing of such issuance, grant or sale.

          (b) If all persons entitled thereto do not exercise their preemptive rights to the full extent of their Proportionate Share, the Company shall use its good faith and commercially reasonable efforts to issue, grant or sell the remaining subject shares of Common Stock or Rights on the terms set forth in its notice to Securityholders, unless the Company is advised by its financial advisors that the remaining number or amount is too small to be reasonably sold. From the expiration of the 20-day period first referred to in Section 5.4(a) and for a period of 90 days thereafter, the Company may offer, issue, grant and sell to any person or entity shares of Common Stock or Rights having the terms set forth in the Company's notice relating to such shares of Common Stock or Rights at a price and on other terms no less favorable to the Company, and including no less cash, than those set forth in such notice (without deduction for reasonable underwriting, sales agency and similar fees payable in connection therewith); provided, however, that the Company may not
                                  --------  -------
issue, grant or sell shares of Common Stock or Rights in an amount greater than the amount set forth in such notice minus the amount purchased or committed to be purchased by Securityholders rights.

          (c) The provisions of this Section 5.4 shall not apply to the following issuances of securities: (i) pursuant to an approved stock option plan, stock purchase plan, or similar benefit program or agreement for the benefit of employees of, or consultants to, the Company, where the primary purpose is not to raise additional equity capital for the Company, (ii) the issuance of Rights, or Common Stock issuable upon exercise of Rights, granted to retailers or lessors engaged in bona fide business transactions with the
                                ---- ----
Company, where the primary purpose is not to raise additional equity capital for the Company, (iii) as direct consideration for the acquisition by the Company of another business entity or the merger of any business entity with or into the Company, (iv) in connection with a stock dividend, (v) upon the exercise of warrants or options, or upon the conversion of convertible securities, outstanding on the date hereof or as to which Securityholders have been previously offered the right to participate as contemplated hereby or (vi) in an underwritten public offering registered under the Securities Act if the managing underwriters advise the Securityholders in writing that the purchase of shares of Common Stock pursuant to the preemptive rights afforded by this Section 5.4 would materially and adversely affect the marketing of the offering.

          (d) For purposes of this Section 5.4, the following terms shall have the corresponding meanings set forth herein:

          "Proportionate Share" means, with respect to each Securityholder, a
           -------------------
fraction the numerator of which is the total number of shares of Common Stock owned and the number of shares of Common Stock issuable upon exercise of Rights owned by such Securityholder, and the denominator of which is the total number of shares of Common Stock outstanding plus the number of shares of Common Stock issuable upon exercise of all Rights outstanding.

          "Right" means any option, warrant, security, right or other instrument
           -----
convertible into or exchangeable or exercisable for, or otherwise giving the holder thereof the right to acquire, directly or indirectly, from the Company any Common Stock or any other such option, warrant, security, right or instrument, including any instrument issued by the Company or any subsidiary thereof the value of which is measured by reference to the value of the Common Stock.

     Section 5.5  ALTERNATIVE TRANSACTIONS. The Company covenants that prior to
                  ------------------------
the earlier of (i) the Second Closing Date and (ii) the date 90 days after the date hereof, (A)
neither the Company nor any of its officers, directors, advisors, agents or any other person or entity acting on behalf of any or all of them (collectively, "Representatives") shall, directly or indirectly, initiate, solicit, induce, support, encourage (including, without limitation by providing non-public information), agree to, or enter into any alternative proposal, negotiation or transaction for an investment in or sale of newly-issued equity interests in or voting securities of the Company (an "Alternative Transaction") and (B) in the event the Company receives any proposal for an Alternative Transaction, the Company shall promptly notify the Purchaser of the receipt of such proposal; provided, however, that this Section 5.5 shall not restrict the Company's
--------  -------
ability to incur bona fide indebtedness that is not convertible into or exchangeable for any equity security of the Company; provided, further, that,
                                                     --------  -------
notwithstanding this Section 5.5, the Company may issue or sell in a transaction pursuant to a bona fide offer from a third party (x) its Common Stock at a price
              ---- ----
per share of not less than $13.00 (the "Minimum Price") and (y) convertible debt securities or convertible preferred securities at a conversion price per share not less than the Minimum Price, in each case (x) and (y) provided that the Purchaser is previously offered in writing the opportunity to purchase such securities on the same terms as, or on terms more favorable to the Purchaser than, those offered by such third party (it being understood that (i) such written offer to the Purchaser shall identify the third party offeror and describe with specificity the terms of the transaction proposed to be consummated with such third party and (ii) the Purchaser shall exercise such right of first refusal within 2 business days after receipt of such notice). In the event of a stock split, reverse stock split or stock dividend involving the Company, the Minimum Price shall be appropriately adjusted.

     Section 5.6  MEETING OF THE COMPANY STOCKHOLDERS.  The Company shall take
                  -----------------------------------
all customary actions in accordance with applicable law and its Certificate of Incorporation and By-Laws to seek stockholder approval by the holders of a majority of the outstanding shares of Common Stock at the annual meeting of stockholders to be held on or before July 13, 1999 (the "Annual Meeting") (i) of the Second Purchase as contemplated hereby, (ii) of an amendment to the Company's certificate of incorporation increasing the authorized number of shares of Common Stock to 30,000,000 (the "Charter Amendment") and (iii) of election of a Board of Directors meeting the Board Composition Requirements (calculated in a manner that gives effect to the purchase of the Shares to be purchased at the Second Closing). The Board of Directors of the Company shall recommend such approval, and the Company shall solicit such approval in accordance with its customary practices. No amendment or supplement to the proxy statement soliciting proxies in connection with such Annual Meeting shall be filed or made by the Company without prior consultation with the Purchaser and its counsel.

     Section 5.7  PUBLICITY.  The Company and the Purchaser shall consult with
                  ---------
each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any federal or state governmental or regulatory agency or any self-regulatory organization with respect thereto.

     Section 5.8  LIMITATION ON OWNERSHIP OF COMMON STOCK.  Commencing on the
                  ---------------------------------------
First Closing Date and prior to the fifth anniversary thereof, the Purchaser shall not acquire beneficial ownership of any Common Stock or any Rights (except, in any case, by way of stock dividends, stock splits or other distributions or offerings made available to holders of Common Stock generally) without the written consent of the Company, if the effect of such acquisition would be to increase the Purchaser's Proportionate Share to greater than 35%; provided, however, that:
--------  -------

          (i) Nothing herein shall prevent the Purchaser from acquiring Common Stock or Rights if it is publicly disclosed or the Purchaser otherwise learns that any person or persons acting together that would constitute a "group" for purposes of Section 13(d) of the Exchange Act (a "Group") has acquired or proposes to acquire, immediately or at some later date, beneficial ownership (within the meaning of Rule 13(d)-3 under the Exchange Act) of Common Stock which results or would result in such person or Group (other than Michael G. Rubin, any member of Mr. Rubin's immediate family or any trust of which the beneficiaries are Mr. Rubin and/or members of his immediate family) beneficially owning Common Stock in excess of the maximum number of shares of Common Stock the Purchaser is then permitted to acquire hereunder; provided that the number of additional shares of Common Stock acquired by the Purchaser pursuant to this paragraph (i) when added to the Common Stock then beneficially owned by the Purchaser shall not exceed the number of shares of Common Stock beneficially owned or proposed to be beneficially owned by such other person or Group;

          (ii) Nothing herein shall prevent the Purchaser from acquiring Common Stock or Rights, without regard to the limitations of this Section, if a tender or exchange offer is made as evidenced by the filing with the Securities and exchange Commission of a Statement on Schedule 14D-1 (or any successor schedule or form promulgated or adopted for such purpose) and the actual dissemination of tender offer materials to securityholders by any person or Group (not including the Company or the Purchaser) which offers to purchase or exchange for cash or other consideration Common Stock which, if added to the Common Stock (if any) already owned by such person or Group would result in such person or Group beneficially owning Common Stock representing more than 30% of the then outstanding Common Stock; and

          (iii) The Purchaser shall not be obligated to dispose of any Common Stock if the Purchaser's Proportionate Share is increased as a result of (a) any actions taken by the Purchaser which are permitted under paragraphs (i) or (ii) of this Section 5.8, (b) a recapitalization of the Company or (c) a repurchase of any shares of Common Stock by the Company or any other action taken by the Company or its affiliates or associates.

     Section 5.9  FULFILLMENT OF CONDITIONS.  Each of the Company and the
                  -------------------------
Purchaser shall use reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled on its part prior to or at the Closing Dates.

     Section 5.10  FURTHER ASSURANCES.  The Company shall use its reasonable
                   ------------------
efforts at any time and from time to time prior to, at and after the Closings to execute and deliver to the Purchaser such further documents and instruments and to take all such further actions as the Purchaser reasonably may request in order to convey and transfer the Shares to the Purchaser and to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement.


                                  ARTICLE VI
                             CONDITIONS TO CLOSING

     Section 6.1   CONDITIONS TO THE PURCHASER'S OBLIGATIONS.  The obligation of
                   -----------------------------------------
the Purchaser to purchase the Shares at each Closing is subject to the fulfillment on or prior to the relevant Closing Date of the following conditions:

          (a)  REPRESENTATIONS AND WARRANTIES CORRECT; PERFORMANCE OF
               ------------------------------------------------------
OBLIGATIONS.  The representations and warranties made by the Company in Article
-----------
III hereof shall be true and correct in all material respects as of the date of this Agreement and as of such Closing Date (except with respect to representations and warranties made as of a specific time, which shall be true in all material respects as of such time, and except for representations and warranties containing a materiality qualification, which must be true in all respects) with the same effect as though such representations and warranties had been made at and as of such Closing Date, provided, however, that the representation set forth in Section 3.5(c) shall be deemed true in all material respects as of such Closing Date so long as the Company updates Schedule 3.5(c) as of such Closing Date; and the Company shall have performed all obligations herein required to be performed by it on or prior to such Closing Date in all material respects (except with respect to obligations containing a materiality qualification, which must be performed in all respects).

          (b)  REGISTRATION RIGHTS AGREEMENT.  The Company shall have duly
               -----------------------------
executed and delivered the Registration Rights Agreement.

          (c)  VOTING AGREEMENT.  Michael G. Rubin shall have duly executed and
               ----------------
delivered the Voting Agreement in the form attached hereto as Exhibit C.

          (d)  BOARD COMPOSITION.  A Board of Directors meeting the Board
               -----------------
Composition Requirement applicable after giving effect to the purchase of the Shares to be purchased at such Closing shall have been duly established and in place.

          (e)  STOCKHOLDER APPROVAL.  With respect to the Second Closing,
               --------------------
stockholders of the Company holding a majority of the outstanding shares of Common Stock shall have approved the Second Purchase and the Charter Amendment as provided herein.

     (f)  COMPLIANCE CERTIFICATE. The President of the Company shall deliver to
          ----------------------
the Purchaser at such Closing a certificate certifying that the conditions specified in Section 6.1(a) have been fulfilled.

     (g)  OPINION OF COMPANY'S COUNSEL. The Purchaser shall have received from
          ----------------------------
Blank, Rome, Comisky & McCauley LLP, counsel to the Company, an opinion addressed to the Purchaser, dated such Closing Date, reasonably satisfactory in form and substance to Sullivan & Cromwell, counsel to the Purchaser.

          (h)  NO INJUNCTION, ORDER, ETC.  There shall be no injunction, order
               --------------------------
or decree of any nature of any court or government authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

          (i)  WAITING PERIOD.  Any waiting period applicable to the sale of the
               --------------
Shares under the HSR Act shall have expired or been terminated.

     Section 6.2    CONDITIONS TO OBLIGATIONS OF THE COMPANY.  The Company's
                    ----------------------------------------
obligation to issue and sell the Shares at each Closing is subject to the fulfillment on or prior to the relevant Closing Date of the following conditions:

          (a)  REPRESENTATIONS AND WARRANTIES CORRECT; PERFORMANCE OF
               ------------------------------------------------------
OBLIGATIONS.  The representations and warranties of the Purchaser in Article IV
-----------
hereof shall be true and correct in all material respects as of the date of this Agreement and as of such Closing Date (except with respect to representations and warranties made as of a specific time, which shall be true in all material respects as of such time, and except for representations and warranties containing a materiality qualification, which must be true in all respects) with the same effect as though such representations and warranties had been made at and as of such Closing Date; and the Purchaser shall have performed all obligations herein required to be performed by it on or prior to such Closing Date in all material respects (except with respect to covenants containing a materiality qualification, which must be performed in all respects).

          (b)  REGISTRATION RIGHTS AGREEMENT.  The Purchaser shall have duly
               -----------------------------
executed and delivered the Registration Rights Agreement.

          (c)  VOTING AGREEMENT.  The Purchaser shall have duly executed and
               ----------------
delivered the Voting Agreement in the form attached hereto as Exhibit D.

          (d)  STOCKHOLDER APPROVAL.  With respect to the Second Closing,
               --------------------
stockholders of the Company holding a majority of the outstanding shares of Common Stock shall have approved the Second Purchase and the Charter Amendment as provided herein.

          (e)  NO INJUNCTION, ORDER, ETC.  There shall be no injunction, order
               --------------------------
or decree of any nature of any court or government authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

          (f)  WAITING PERIOD.  Any waiting period applicable to the sale of the
               --------------
Shares under the HSR Act shall have expired or been terminated.


                                  ARTICLE VII
                                INDEMNIFICATION

     Section 7.1  INDEMNIFICATION.  Each of the Company and the Purchaser (an
                  ---------------
"Indemnifying Party") covenants and agrees to indemnify and hold the other (the "Indemnified Party") harmless from and against, and to reimburse the Indemnified Party for, any claim for any losses, damages, liabilities or expenses, including reasonable counsel fees (collectively "Damages") incurred by such Indemnified Party by reason of or arising from (i) any misrepresentation or breach of any representation or warranty of such Indemnifying Party contained in this Agreement or in any instrument delivered hereunder or (ii) any failure by such Indemnifying Party to perform any obligation or covenant required to be performed by it under any provision of this Agreement.


                                 ARTICLE VIII
                                 MISCELLANEOUS

     Section 8.1  GOVERNING LAW.  This Agreement shall be governed by, and
                  -------------
construed in accordance with, the laws of the State of Delaware.

     Section 8.2  SURVIVAL.  The representations, warranties, covenants and
                  --------
agreements made herein shall survive the closing of the transactions contemplated hereby.

     Section 8.3  SUCCESSORS AND ASSIGNS. Except as expressly provided herein,
                  ----------------------
the rights and obligations hereunder may not be assigned or delegated by the Purchaser or the Company without the prior written consent of the other; provided, however, that
                                                --------  -------
Purchaser may assign, in whole or in part, its rights and delegate its obligation, hereunder (including, without limitation, the right to purchase any or all of the Shares and the obligation to pay all or any portion of the Purchase Price for the Shares) to any SOFTBANK Entity; provided, further that
                                                       --------  -------
any such delegation by the Purchaser of its obligations shall not relieve Purchaser of liability to the Company that it would otherwise have in the event such obligations are not performed. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.

     Section 8.4    ENTIRE AGREEMENT; AMENDMENT.  This Agreement constitutes the
                    ---------------------------
full and entire understanding and agreement among the parties with regard to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser.

     Section 8.5    NOTICES AND OTHER COMMUNICATIONS.  Every notice or other
                    --------------------------------
communication required or contemplated by this Agreement by either party shall be delivered either by (i) personal delivery, (ii) postage prepaid return receipt requested by registered or certified mail, (iii) overnight courier, such as Federal Express or UPS, or (iv) facsimile with a confirmation copy sent simultaneously by postage prepaid, return receipt requested, registered or certified mail, in each case addressed to the Company or the Purchaser as the case may be at the following address:

     To the Company:     Global Sports, Inc.
                         555 South Henderson Road
                         King of Prussia, Pennsylvania 19406
                         Telephone:  (610) 768-0900
                         Facsimile:  (610) 768-0753
                         Attn: Michael G. Rubin

     With a copy to:     Blank Rome Comisky & McCauley LLP
                         One Logan Square
                         Philadelphia, Pennsylvania  19103
                         Attn:  Arthur Miller, Esq.
                         Telephone:  (215) 569-5544
                         Facsimile:  (215) 569-5628


     To the Purchaser:   SOFTBANK Holdings Inc.
                         10 Langley Road, Suite 403

                         Newton Center, MA 02159
                         Attn:  Ronald D. Fisher
                         Facsimile:  (617) 928-9301

                         SOFTBANK America Inc.
                         300 Delaware Avenue, Suite 900
                         Wilmington, Delaware 19801
                         Attn: Francis Jacobs
                         Facsimile: (302) 552-3128

     With a copy to:     Sullivan & Cromwell
                         1888 Century Park East
                         Suite 2100
                         Los Angeles, CA 90067
                         Attn:  John L. Savva, Esq.
                         Facsimile: (310) 712-8800

or at such other address as the intended recipient previously shall have designated by written notice given in like manner to the other party. Notice by registered or certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent, and in the absence of such record of delivery, the effective date shall be presumed to have been the fifth (5th) business day after it was deposited in the mail. All notices delivered in person or sent by courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery; notices delivered by facsimile with simultaneous confirmation copy by registered or certified mail shall be deemed delivered to and received by the addressee and effective on the date sent. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

     Section 8.6    DELAYS OR OMISSIONS.  No delay or omission to exercise any
                    -------------------
right, power or remedy accruing to any person or entity hereunder shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any person or entity hereunder of any breach or default under this Agreement, or any waiver on the part of any such person or entity of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement, or by law or otherwise shall be cumulative and not alternative.

     Section 8.7    SEVERABILITY.  In case any provision of this Agreement shall
                    ------------
be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 8.8    COUNTERPARTS.  This Agreement may be executed in any number
                    ------------
of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

     Section 8.9    ATTORNEYS' FEES.  If any action or proceeding shall be
                    ---------------
commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                   GLOBAL SPORTS, INC.

                                   By:/s/ Michael G. Rubin
                                      _____________________________
                                        Name: Michael G. Rubin
                                        Title: Chairman and Chief Executive
                                               Officer


                                   SOFTBANK AMERICA INC.

                                   By:/s/ Ronald D. Fisher
                                      _____________________________
                                        Name: Ronald D. Fisher
                                        Title: Vice-Chairman

                                                                       EXHIBIT A


SCHEDULE OF PURCHASES BY PURCHASER



FIRST CLOSING

     SHARES PURCHASED               2,432,692

     PURCHASE PRICE               $31,624,996


SECOND CLOSING

     SHARES PURCHASED               3,721,158

     PURCHASE PRICE               $48,375,054


TOTAL SHARES PURCHASED              6,153,850

TOTAL PURCHASE PRICE              $80,000,050